Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

I hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 of information contained in my summary reserve reports relating to the oil and natural gas reserves of Patterson-UTI Energy, Inc. as of December 31, 2004, 2003, and 2002, which appears in Patterson-UTI Energy, Inc.’s Annual Report on Form 10‑K for the year ended December 31, 2004.

/s/ M. Brian Wallace
M. BRIAN WALLACE, P.E.

Dallas, Texas
June 21, 2005